CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Income Funds, and to the incorporation by reference of our report dated December 17, 2010 for Neuberger Berman Core Bond Fund and Neuberger Berman Floating Rate Income Fund, each a series of Neuberger Berman Income Funds, included in the October 31, 2010 Annual Report to Shareholders of Neuberger Berman Income Funds.

              /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February XX, 2011